Exhibit 10.83

Hansen Medical, Inc.

January 6, 2012

Dear Robert:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on January 20, 2012 (the “Termination Date”).

2. Salary and Vacation Pay. On the Termination Date, the Company will pay you $7,151.65 (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. Except with respect to vested benefits under employee benefit plans, you acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3. Severance Pay. Pursuant to Section 3(b)(i) of the Retention Agreement entered into between you and the Company dated October 4, 2010 (the “Retention Agreement”), in consideration for you entering into this Agreement, the Company shall pay you severance payments equal to six (6) months of your current base salary, which payments shall be paid in accordance with the Company’s regular payroll procedures beginning on the First Payment Date (as defined in the Retention Agreement), except that any payments that would otherwise have been made before the First Payment Date shall be made on the First Payment Date. The aggregate amount of these severance payments is equal to $112,500 (less all applicable withholding taxes).

4. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 3(b)(ii) of the Retention Agreement, if you sign this Agreement and elect to continue group health insurance coverage, the Company will pay the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of: (a) six (6) months from the Termination Date occurs or; (b) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer.

5. Equity Awards. The Company has granted you options to purchase a certain number of shares of its Common Stock (the “Options”) and has also granted you restricted stock units (the “RSUs”). Attached as Exhibit A and Exhibit B hereto is a summary of your Options and RSUs, respectively. The Options are exercisable with respect to the vested shares at any time until the date three months after the Termination Date, or such later date pursuant to the terms of the agreements evidencing the Options. The Options will expire with respect to the unvested shares on the Termination Date, and they will expire with respect to the vested shares pursuant to the terms of the agreements evidencing the Options. Except as provided in the next sentence, all unvested RSUs will be cancelled on the Termination Date. Although you are not otherwise entitled to any vesting of your RSUs after the Termination Date, if you sign and do not revoke this Agreement, you will remain eligible to vest in some or all of grant ID RSU 0000000321 based on the achievement of the performance goals applicable to such award, as determined by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), in its sole discretion, such determination to occur on or about February 9, 2012, and all remaining unvested RSUs will then be cancelled on the date the Board or Committee makes such determination. The vested RSUs will be settled on the first “permissible trading date” (as defined in your Restricted Stock Unit Award Agreement) that occurs on or after the later of the date the Board or Committee determines the number of your vested RSUs or the Effective Date, but in no event later than March 15, 2013 (regardless of whether a permissible trading date has occurred). In this regard, you and the Company agree that a permissible trading date will not occur until the third trading day following the announcement of the Company’s financial results for 2011 to the extent such results are announced after the vesting date. Except as modified herein, all written agreements between you and the Company regarding the Options and RSUs will remain in full force and effect, and you agree to remain bound by all such agreements. You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this paragraph and Exhibit A.

6. Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 3, 4 and 5 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

7. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

9. Other Agreements. You will remain bound by the terms of your Proprietary Information and Inventions Agreement with the Company, which you signed on July 14, 2008, and a copy of which is attached as Exhibit C. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

10. Company Property. You represent that to the best of your knowledge, you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

11. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

12. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law, and the Company shall instruct its current officers and directors not to make any negative or disparaging statements (orally or in writing) to any person or entity outside of the Company regarding you, except as required by law.

13. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

14. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Bruce J Barclay
Bruce J Barclay
President and Chief Executive Officer

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Robert S. Mittendorff, M.D.
Signature of Robert Mittendorff

Dated: 1/6/12